Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-278328, 333-270304, 333-263347, and 333-258771 on Form S-8 of Eliem Therapeutics, Inc. of our report dated May 16, 2024, relating to the financial statements of Tenet Medicines, Inc. appearing in this Current Report on Form 8-K dated June 27, 2024.

/s/ Deloitte & Touche LLP

San Diego, CA

June 27, 2024